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Exhibit 21

SUBSIDIARIES
OF
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Financial Security Assurance Inc. (incorporated in the State of New York)
FSA Insurance Company (incorporated in the State of Oklahoma)
Financial Security Assurance International Ltd. (incorporated in Bermuda)
Financial Security Assurance (U.K.) Limited (incorporated in the United Kingdom)
Transaction Services Corp. (incorporated in the State of New York)
FSA Portfolio Management Inc. (incorporated in the State of New York)
FSA Capital Markets Services LLC (organized in the State of Delaware)
FSA Capital Management Services LLC (organized in the State of Delaware)
FSA Asset Management Services LLC (organized in the State of Delaware)

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  Exhibit 21